PROMISSORY NOTE

$750,000.00

Baltimore, Maryland

February 1, 2007

FOR VALUE RECEIVED, STIFEL FINANCIAL CORP., a Delaware corporation (the "Borrower"), promises to pay to the order of THE MAYOR AND CITY COUNCIL OF BALTIMORE, a body politic and corporate and a political subdivision of the State of Maryland, by and through the DEPARTMENT OF HOUSING AND COMMUNITY DEVELOPMENT, its successors and assigns c/o CITY OF BALTIMORE DEVELOPMENT CORPORATION (hereafter, the "Lender"), the principal sum of Seven Hundred and Fifty Thousand Dollars ($750,000.00) (the "Principal Loan Amount") to be advanced to Borrower (the "Loan") in accordance with the terms and conditions contained in the Loan Agreement of even date herewith (the "Loan Agreement"). (The Loan Agreement and this Note collectively referred to as the "Loan Documents.")

Said principal and interest shall be payable as set forth herein below.

1. Interest.

A. Beginning on the date hereof, interest shall accrue on the Principal Loan Amount at the rate of two percent (2%) per annum (the "Fixed Rate").

B. Interest shall be calculated on the basis of a 360-day year, for the actual number of days the principal is outstanding.

C. Should an Event of Default (beyond any applicable notice and cure period or periods) occur under this Note or the Loan Agreement, interest shall accrue from the date of the Event of Default at the prime rate of interest as published in The Wall Street Journal on the date of the Event of Default, plus four percent (4%) (the "Default Rate").

D. Notwithstanding the above provisions as to interest payable, under no circumstances shall interest accrue or be payable at a rate in excess of the maximum rate allowed by applicable laws. If the Lender has collected interest in excess of such maximum rate, then the Borrower's only remedy shall be that the Lender will apply such excess interest as a full or partial prepayment of the unpaid balance of the principal amount to the extent of the unpaid principal balance and refund any additional excess amount to the Borrower.

2. Repayment and Maturity Date.

A. Commencing on March 1, 2007, and continuing on the same calendar day of each calendar month through February 1, 2011, the Borrower shall pay to the holder monthly installments of interest only in the amount of One Thousand Two Hundred Fifty Dollars ($1,250.00) per month.

B. Commencing on March 1, 2011, and continuing on the same calendar day of each month thereafter until February 1, 2017, the Borrower shall pay the holder monthly installments of principal and interest in the amount of Six Thousand Three Hundred Thirty Four Dollars and Forty Three Cents ($6,334.43) per month.

C. Maturity Date. The maturity date of the Loan shall be February 1, 2017 (the " Maturity Date") and unless extended by the terms of section 2.D, the Borrower shall make on the Maturity Date a final balloon payment of Three Hundred Sixty-Seven Thousand One Hundred and Sixteen Dollars and Eighty Five Cents ($367,116.85) plus all unpaid principal and accrued but unpaid interest, late charges and other fees and charges being due and payable pursuant to the Loan Documents.

D. Extension. The Maturity Date may be extended to February 1, 2022 (the "Extended Maturity Date") if Stifel, Nicolaus & Company, Incorporated, a subsidiary of the Borrower ("Stifel Nicolaus") agrees in writing to exercise at least one five-year renewal option (the "Renewal") pursuant to the terms of its lease (the "Lease") at 1 South Street, Baltimore, Maryland (the "Property") and the Borrower gives the Lender written notice of the Renewal prior to December 31, 2016. Upon the satisfaction of such conditions precedent:

(i) Commencing on March 1, 2017, and continuing on the same calendar day of each month thereafter until February 1, 2022, Borrower shall pay the holder monthly installments of principal and interest in the amount of Six Thousand Three Hundred Thirty Four Dollars and Forty Three Cents ($6,334.43) per month, which date is the final and absolute maturity date of this Promissory Note, at which time all sums due hereunder, including principal, interest, charges and fees, shall be paid in full.

3. Project.

The proceeds of the Loan shall be contributed by the Borrower to Stifel Nicolaus which shall use such amounts to construct leasehold improvements, purchase machinery and equipment, and for related matters at the Property (the "Project").

4. Repayment.

A. The entire principal balance of the Loan, together with all accrued interest and any other sums pursuant to the Loan Documents, become immediately due and payable at the option of the Lender on the occurrence of any of the following:

(i) The Maturity Date, unless extended to the Extended Maturity Date pursuant to Section 2.D, supra; or

(ii) An Event of Default (beyond any applicable notice and cure period or periods) as defined in the Loan Documents.

B. Failure to exercise the option to accelerate in Section 4(A)(ii), supra, shall not constitute a waiver of the right to exercise this option in the event of any subsequent default or occurrence allowing for acceleration, after any applicable notice and cure periods in any of the Loan Documents.

5. Prepayment. The Borrower, upon five (5) calendar days advance notice to the Lender, may prepay the Loan, in whole or in part, at any time from time to time without penalty. All repayments under this Note shall be applied to the outstanding principal balance in the inverse order of scheduled maturity.

6. Default. An event of default under this Note (an "Event of Default") shall be deemed to exist upon the occurrence of any of the following: (1) failure to pay any principal, late charges, interest, or undisputed expenses within ten (10) days when due, or failure to perform any other obligations hereunder, after any applicable notice and cure periods in any of the Loan Documents; (2) a default in any of the requirements of Borrower, or any other person providing security for this loan, under any Loan Document referred to above, after any applicable notice and cure periods in any of the Loan Documents; (3) a default in any other agreement between Borrower and the Lender or any affiliate of the Lender, whether previously, simultaneously, or hereafter entered into, after any applicable notice and cure periods therein; (4) voluntary bankruptcy, insolvency, or receivership proceedings being instituted in any state or federal court by the Borrower or an involuntary bankruptcy, insolvency, or receivership proceedings being instituted in any state or federal court against the Borrower, in which case the Borrower may receive a grace period as set forth in subsection (ii), infra; (5) any warranty, representation, or statement to the Lender by or on behalf of the Borrower proving to have been incorrect in any material respect when made or furnished; (6) a dissolution or liquidation of the Borrower without prior written consent of Lender; (7) failure of Borrower to furnish to the Lender such information as the Lender may require from time to time and as set forth in any of the Loan Documents; (8) default under any obligation or indebtedness owed by the Borrower to the Lender under any other loan or to any other lender, regardless of when created or whether secured or unsecured, after any applicable notice and cure period(s) therein; (9) failure to comply with applicable federal, state and local regulations relating to use of the source of funds of the Loan; and (10) failure to use the proceeds of the Loan for such purposes as contemplated in the Loan Documents. The contrary, notwithstanding, no Event of Default shall be deemed to have occurred with respect to the following events until after the expiration of the applicable grace or curative period, time being of the essence:

i. Thirty (30) calendar days after receipt of written notice from the Lender to the Borrower, as to a failure to perform an affirmative nonmonetary covenant, a violation of a negative covenant, a breach of warranty or representation, or any other event not previously addressed in this Paragraph, unless such Event of Default cannot be cured within thirty (30) calendar days after Borrower's receipt of such written notice, in which case the Borrower shall have a greater period of time if diligently pursuing such cure.

ii. Except as provided above, in no event shall this Note be deemed to provide a grace period applicable to an Event of Default based upon (i) the filing of a voluntary or involuntary bankruptcy petition, except as stated in this Note with respect to an Event of Default based upon the filing of an involuntary bankruptcy petition, for which a period of ninety (90) calendar days shall be permitted for the Borrower to obtain an unconditional dismissal of any petition filed in connection with any involuntary case, (ii) any Event of Default for which a specific period for the cure thereof is specified in this Paragraph, describing such Event of Default, other than as specified in this Subparagraph, or (iii) any payment of principal due under this Note by scheduled maturity of acceleration, in Event of Default.

7. Remedies,. Upon the occurrence of an Event of Default, and the expiration of any applicable cure period, the Borrower shall pay the Lender all expenses incurred by the Lender in collecting the amounts due under this Note. Those expenses include actual attorney's (and paralegal) fees and court costs. If an Event of Default occurs, after the expiration of any applicable cure period, the Lender has the right to declare the entire unpaid balance of principal of this Note, and all accrued but unpaid interest, immediately due and payable without notice or demand. The Borrower agrees that an Event of Default shall be a default under all other liabilities and obligations of Borrower to the Lender, and that the Lender has the right to declare immediately due and payable all such other liabilities and obligations. If not then paid, the principal balance, accrued but unpaid interest, late charges, and any expenses, shall thereafter bear interest at the Default Rate (but not more than the maximum rate allowed by applicable laws). If a final, non-appealable judgment is entered against the Borrower for any sum due under this Note, the Borrower shall pay the Lender upon demand from time to time interest at the statutory interest rate on the judgment, plus an additional amount equal to interest calculated at the rate provided in the next preceding sentence in effect as of the date of judgment, minus any interest actually paid at the statutory rate on the judgment.

8. Confession of Judgment. If an Event of Default occurs, the Borrower authorizes any attorney admitted to practice before any court of record, or any clerk of any court, to appear on behalf of the Borrower in any court in one or more proceedings or before any clerk thereof, without giving prior notice to or serving process on such person or persons, and confess judgment against Borrower in favor of the Lender for such amount as may appear to be unpaid on this Note, including interest, late charges, expenses, court costs and attorney's (and paralegal) fees equal to fifteen percent (15%) of the amount in controversy. In addition to all other courts where jurisdiction and venue would be proper, the Borrower consents to the jurisdiction and venue of the courts of any county of the State of Maryland or Baltimore City, Maryland or the United States District Court for the District of Maryland for the entry of said judgment. Borrower hereby waives and releases, to the extent not prohibited by law, all errors and rights of appeal, exemptions and stays of execution upon any real or personal property to which such person or persons might otherwise by entitled, under any present or future law. The Borrower waives the benefit of any and every statute, ordinance or rule of court which may be lawfully waived conferring upon the Borrower any right or privilege of exemption or other relief from the enforcement or immediate enforcement of a judgment or related proceeding on a judgment. The authority and power to appear for and enter judgment against Borrower shall not be exhausted by one or more exercises hereof or by any imperfect exercises hereof, and shall not be extinguished by any judgment entered pursuant thereto; this authority and power may be exercised on one or more occasions, from time to time, in the same or different jurisdictions, as often as Lender shall deem necessary or desirable, for all of which this Note shall be sufficient authority.

9. Transfer. In the event that any holder of this Note transfers this Note for value, the Borrower agrees that no subsequent non-affiliated holder of this Note shall be subject to any claims or defenses which the Borrower may have against a prior holder, all of which are waived as to the subsequent non-affiliated holder, and that all subsequent holders shall have all of the rights of a holder in due course with respect to the Borrower even though the subsequent holder may not qualify, under applicable law, absent this paragraph, as a holder in due course.

10. Waivers. The Borrower, all endorsers and guarantors hereof, and all others who may become liable for all or any part of the obligation evidenced hereby, agree to be jointly and severally bound hereby, all covenants, obligations and liabilities hereunder shall be joint and several, and they do jointly and severally waive presentment, demand, protest, notice of nonpayment, and any and all lack of diligence or delays in collection or enforcement hereof. The Borrower and all endorsers and guarantors hereof further jointly and severally agree with the Lender that the Lender may, without notice, in such manner, on such terms and for such time as the Lender may see fit, (a) agree with the Borrower to alter, extend, or renew this Note, and/or (b) release any maker, endorser, or guarantor hereof, and/or substitute or add guarantors, and/or substitute or release collateral or any part thereof, all without in any way affecting, releasing, or foregoing the joint and several liability of the Borrower and all endorsers and guarantors hereof.

11. No Counterclaim. Any action brought by the Borrower against the Lender which is based, directly or indirectly, or in whole or in part on this Note or any matter in or related to this Note or any other Loan Document, including but not limited to the making of the Loan or the administration or collection thereof shall be brought only in the courts of the State of Maryland. The Borrower may not file a counterclaim against the Lender in a suit brought by the Lender against the Borrower in a state other than the State of Maryland unless under the rules of procedure of the court in which the Lender brought the action the counterclaim is mandatory and will be considered waived unless filed as a counterclaim in the action instituted by the Lender.

12. Successors and Assigns. This Note shall inure to the benefit of and be enforceable by the Lender and the Lender's successors and assigns and any other person to whom the Lender may grant an interest in the Borrower's obligations to the Lender, and shall be binding and enforceable against the Borrower and the Borrower's successors and assigns.

13. Commercial Loan. Borrower hereby represents and warrants to Lender that the loan evidenced by this Note was made and transacted solely for the purpose of carrying on or acquiring a business or commercial enterprise within the meaning of Title 12, Commercial Law Article, Section 12-101(c) (1), Annotated Code of Maryland (1983 Repl. Vol.), and that the funds evidenced by this Note will be used for commercial purposes only and solely in connection with such an enterprise.

14. Notice. All notices required to be given hereunder shall be in writing and shall be deemed duly given if and when such notice is either personally delivered or mailed by certified or registered U.S. mail, return receipt requested, postage prepaid, first class, to the respective addresses as set forth in Section 10.2 of the Loan Agreement.

15. Conflicts; Venue; Service. This Note shall be construed and enforced according to and be governed by the laws of the State of Maryland without regard to principles of conflict of laws. As part of the consideration for the Lender's advance of funds to the Borrower, Borrower agrees that any and all actions or proceedings arising directly or indirectly from this Note shall, at the Lender's option, be litigated in courts having a primary jurisdiction within the State of Maryland; consents to the jurisdiction of any State or Federal Court located within the State of Maryland; agrees that they are subject to service of process under Section 6-103 of the Courts and Judicial Proceedings Article of the Maryland Code; and agrees to accept such service as is authorized by the statute and prescribed in the Maryland Rules of Procedure.

16. Cumulative Rights. Each right, power and remedy under this Note, under any Loan Document, and under applicable law, shall be cumulative and concurrent and the exercise of any one or more of them shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers or remedies. No waiver by the Lender of any default shall be effective unless made in writing nor operate as a waiver of any other or future default.

17. Severable. If any part of this Note shall be adjudged invalid or not enforceable then such partial invalidity or unenforceability shall not cause the remainder of the Note to be or to become invalid or unenforceable, and if a provision hereof is held invalid or unenforceable in one or more of its applications, the parties hereto agree that said provisions shall remain in effect in all valid or enforceable applications that are severable from the invalid or unenforceable application or applications.

18. Singular/Plural. The use of the singular herein may also refer to the plural, and vice versa, and the use of the neuter or any gender shall be applicable to any other gender or the neuter.

19. Assignment. This Note may be assigned by the Lender or any holder at any time or from time to time. The word "Lender" as used herein shall include all future holders of the Note, by assignment and otherwise. This Note may be assigned to any successor to Borrower by merger, consolidation, reorganization, asset sale or similar transaction provided such successor agrees to be bound by the terms of this Note and the other Loan Agreements to the same extent as Borrower.

20. Waiver of Jury Trial. Each of the Lender and the Borrower agrees that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by either party or any of their respective successors or assigns on or with respect to this Note or any other Loan Document or which in any way relates, directly or indirectly, to the obligations of either party to the other party under this Note or any other Loan Document, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. Each of the Lender and the Borrower hereby expressly waives any right to a trial by jury in any such suit, action, or proceeding. Each of the parties acknowledges and agrees that this provision is a specific and material aspect of the agreement between the parties and that the other party would not enter into the transaction with the other party if this provision were not part of their agreement.

21. MBE/WBE Compliance. Stifel Nicolaus shall at all times during the term of this Note use minority and women's business enterprises in connection with the development of the Project, consistent with the procedures established by the Lender and the obligations set forth in the Loan Documents. The Borrower shall comply with Article 5, Subtitle 28 of the Baltimore City Code (2000 Edition, online update 31 July 2006) regarding participation by Minority Business and Women's Business Enterprises in its development of the Project as set forth in the Loan Agreement. Lender and its affiliates shall cooperate with, and assist, Stifel Nicolaus and Borrower in their efforts in this regard.

22. Employment. During the term of this Note, Stifel Nicolaus shall use the Baltimore City Office of Employment Development ("OED") as a "first source" for training and recruitment of employees, such that the Borrower will notify OED of employment opportunities, giving OED an opportunity to present qualified candidates to the Borrower for consideration in accordance with the First Source Hiring Guidelines (the "Guidelines") currently in effect. The Borrower will also use its best efforts to hire, for all available positions, residents of Baltimore City who meet the Guidelines.

23. Relocation. The Borrower shall maintain its Baltimore Capital Markets headquarters operations within the boundaries of the City of Baltimore for the entire term of the Loan. Failure to comply with this requirement shall be an additional default under the Loan Documents. Notwithstanding anything to the contrary contained in this Note, if Borrower relocates its Baltimore operations outside the boundaries of the City of Baltimore at any time during the term of the Loan, then, upon such event, the Default Rate as calculated at the time of the relocation shall be substituted as the Fixed Rate and shall relate back to the commencement of the amortization period and continue through the Maturity Date. Borrower shall be liable for any difference in the amortization payments as recomputed due to the change in interest rate. Notwithstanding the foregoing, the creation or establishment of satellite offices in the Baltimore metropolitan area (e.g. Towson or Annapolis) shall not constitute a breach of this section provided that the Borrower continues to maintain its Capital Markets headquarters operations with the boundaries of the City of Baltimore.

24. Publicity. The Lender and the Borrower agree to cooperate in the preparation and release of all publicity with respect to the funding hereunder. All press releases and signage relating to such matters shall be pre-approved, in writing, by any agent appointed by the Lender and the Borrower and shall reflect the joint effort of the Lender and the Borrower. Notwithstanding anything in the foregoing to the contrary, however, either party may respond to telephone calls and other inquiries from the press of a general nature subsequent to the initial public announcement thereof provided any such responses are substantially consistent with such initial public announcement.

25. Conflicts of Interest; City Representatives Not Individually Liable. No member, official, representative or employee of the City of Baltimore or the City of Baltimore Development Corporation (the "BDC") shall have any personal interest, direct or indirect, in the Borrower, nor shall any member, official, representative or employee participate in any decision relating to this transaction which affects his/her personal interest or the interest of any corporation, partnership or association in which he/she is directly or indirectly interested. No member, official, representative, or employee of the City of Baltimore or the BDC shall be personally liable to the City of Baltimore or the BDC, as the case may be (or any successor in interest) in the event of any default or breach by the City of Baltimore or the BDC for any amount which may become due to the other party or successor or on any obligation under the terms of this Promissory Note. The parties acknowledge and agree that the membership and participation of Francis X. Gallagher, Jr., an employee of Stifel Nicolaus, on the BDC's Board of Directors shall not constitute a breach of this section provided that Mr. Gallagher recuses himself from any specific deliberations of the BDC regarding the Borrower or Stifel Nicolaus.

26. Ancillary Documents and Further Assurances. The Mayor and the Commissioner of the Department of Housing and Commercial Development, without the further approval of the Baltimore City Board of Estimates, are each hereby authorized to execute any and all ancillary, corrective, or confirmatory documents necessary to effectuate this transaction, provided such documents do not (a) increase the anticipated expenditure of funds or (b) materially alter the relationship of the parties or the principal elements of this Promissory Note.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the Borrower has executed and delivered under seal this note as of the day and year first above written.

WITNESS:	BORROWER:
STIFEL FINANCIAL CORP.
_/s/ David Minnick	By /s/ James M. Zemlyak (SEAL)
Name James M Zemlyak
Title Senior Vice President
Approved as to Form and Legal Sufficiency this 8th day of November, 2006.
/s/ William Stifler
William Stifler, Chief Solicitor
Approved: Board of Estimates of the Mayor and City Council of Baltimore.
Clerk: ______________________
Date: _______________________